Exhibit 99.2

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.
GIVES SHAREHOLDERS
$2.55 PER SHARE

Fort Lauderdale, FL . . . November 29, 2012 – National Beverage Corp. (NASDAQ:FIZZ) today confirmed that its Board of Directors has chosen to distribute $2.55 per share to its shareholders.  “Additionally, amidst a jubilant reception of our special dividend, requests asking to extend the record date were considered and approved by the Board.  The new record date shall be the close of business on December 7, 2012,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“A significant consideration for the Board’s decision to ‘advantage’ the shareholders with current tax benefits was a commitment by our largest  shareholder to make available additional equity should the occasion develop.  The expediency by many corporations to benefit their shareholders has created a very expensive climate for debt.  We will bypass this climate and continue with our favorable credit facilities that are presently in place.  Prudent and wise at this time . . .” Caporella added.

“A refreshing bittersweet feeling embraces this particular dividend; one of six that totals $8.66 over the past eight years.  One ‘s’ of Fortress balance sheet will go missing for a while (albeit for a commendable cause)!  Yet, the sweetness of holiday merriment in ‘Doing the Right Thing’ – exciting many this wonderful Christmas . . . makes losing that precious ‘s’ – ok!” Caporella remarked.

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National Beverage Corp.

“Does this highly charged fiscal dilemma make you see Red?” Caporella was asked.  “Yes it does . . . but we continuously see red, yellow, orange, blue, brown, pink, green, purple and more.  We are America’s Flavor Choice – We are National Beverage Corp.!” Caporella winked.

National Beverage’s iconic brands are the genuine essence . . . of America.  Our company is highly innovative as a pace-setter in the changing soft-drink industry, featuring refreshment products that are geared toward the lifestyle/health-conscious consumer.  Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings.  The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.